TRIMAS REPORTS FIRST QUARTER 2024 RESULTS
Reaffirms Full Year 2024 Guidance
BLOOMFIELD HILLS, Michigan, April 30, 2024 - TriMas (NASDAQ: TRS) today announced financial results for the first quarter ended March 31, 2024.
TriMas First Quarter Highlights
•Achieved quarterly net sales growth of 5.4% to $227.1 million
•Increased net sales within TriMas Packaging, its largest segment, by 9.3%, and TriMas Aerospace by 34.7%
•Diluted EPS was in line with the prior year quarter, and adjusted diluted EPS(2) increased 5.7% to $0.37
•Repurchased 540,037 shares of common stock, reducing net shares outstanding by approximately 1.0%
"Our overall first quarter results came in as anticipated, with pockets of demand strength as certain of our end markets continued to recover," said Thomas Amato, TriMas President and Chief Executive Officer. "We are encouraged by the ongoing upward trend in our order intake, sales and conversion rates within our TriMas Packaging and Aerospace groups, our two largest segments. While this positive momentum drove our results for the quarter, market demand in our Specialty Products businesses remained soft, as customers continued working through higher inventory levels built up in 2023."
"Last year, we navigated through cyclical demand troughs in certain of our packaging end markets and disruptions in sub-supply and labor availability in our Aerospace group, which we believe are largely behind us as we progress through 2024. Therefore, despite a soft start to the year in our Specialty Products group, we remain optimistic about our 2024 performance, as well as our future prospects. We are dedicated to delivering long-term value for our shareholders, and remain confident in the strength of our market positions, underlying businesses and balance sheet to deliver this outcome," concluded Amato.
First Quarter 2024
TriMas reported first quarter 2024 net sales of $227.1 million, an increase of 5.4% compared to $215.5 million in first quarter 2023, as organic growth in certain packaging and aerospace product lines, as well as acquisition-related sales, more than offset lower market demand for products used in certain industrial, and oil and gas applications. The Company reported operating profit of $12.4 million in first quarter 2024, an increase of 24.5% compared to $10.0 million in first quarter 2023. Adjusting for Special Items(1), first quarter 2024 adjusted operating profit was $16.3 million, an increase of 4.7% compared to $15.5 million in the prior year period, as the impact of higher sales volumes, recent acquisitions and operational improvements more than offset the impact of lower absorption within Specialty Products and higher non-cash stock compensation.
The Company reported first quarter 2024 net income of $5.1 million, or $0.12 per diluted share, compared to $4.9 million, or $0.12 per diluted share, in first quarter 2023. Adjusting for Special Items(1), first quarter 2024 adjusted net income(2) was $15.1 million, an increase of 3.2% compared to $14.6 million in first quarter 2023, primarily as a result of higher sales and operating profit in first quarter 2024. First quarter 2024 adjusted diluted earnings per share(2) was $0.37, an increase of 5.7% compared to $0.35 in the prior year period, as higher operating profit more than offset the impact of higher interest and tax expenses in the quarter.
Financial Position
During the first three months of 2024, the Company repurchased 540,037 shares of its outstanding common stock for $13.3 million, further reducing net shares outstanding by approximately 1.0%. The Company's rate of share repurchasing increased in the first quarter of 2024, as compared to the prior year quarter, given what the Company believes to be a dislocation in value. As of March 31, 2024, the Company had $73.6 million remaining under the repurchase authorization. TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock in first quarter 2024, as well as declared a $0.04 per share dividend to be payable on May 14, 2024.

TriMas ended first quarter 2024 with $30.5 million of cash on hand, $257.4 million of cash and available borrowing capacity under its revolving credit facility, and a net leverage ratio of 2.6x as defined in the Company's credit agreement. As of March 31, 2024, TriMas reported total debt of $424.9 million and Net Debt(3) of $394.5 million. The Company continues to maintain a strong balance sheet and remains committed to its capital allocation strategy of investing in its businesses, returning capital to shareholders through both share buybacks and dividends, and augmenting organic growth through programmatic bolt-on acquisitions.
The Company reported net cash used for operating activities of $3.7 million for first quarter 2024, compared to net cash provided by operating activities of $9.7 million in first quarter 2023. As a result, the Company reported a Free Cash Flow(4) use of $14.2 million for first quarter 2024, compared to a use of $3.1 million in first quarter 2023. Please see Appendix I for further details.
First Quarter Segment Results
TriMas Packaging group's net sales for the first quarter were $127.0 million, an increase of 9.3% compared to the year ago period, as organic growth within the personal care, beauty and industrial end markets, and sales from a recent acquisition, more than offset the softer demand levels in certain beverage-related applications. First quarter operating profit and the related margin percentage improved, as higher sales and prior structural cost reductions more than offset the impact of the allocation of certain information technology costs to the group. The Company continues to actively engage with its customers to confirm longer-term demand requirements as order intake continues to build momentum.
TriMas Aerospace group's net sales for the first quarter were $67.3 million, an increase of 34.7% compared to the year ago period, primarily driven by increased aerospace production demand, reduced production constraints and acquisition-related sales. First quarter operating profit increased, and the related margin percentage expanded approximately 770 basis points, primarily due to operational excellence initiatives and higher conversion rates. The Company remains focused on continuing to invest in operational efficiencies and adding capacity in certain operations, through both equipment and skilled labor, to further enhance conversion on anticipated future higher demand.
TriMas Specialty Products group's net sales were $32.7 million, a decrease of 33.5% compared to the year ago period. This decline was greater than expected as most industrial customers continued to rebalance inventories as a result of higher ordering rates during 2023. First quarter operating profit and the related margin percentage decreased, as a result of the lower sales levels and the related lower absorption of costs. In addition, as previously disclosed, the Company has initiated a sale process for its Arrow Engine business, which when successfully completed, would facilitate an exit of its presence in the oil and gas end market.
Outlook
The Company reaffirms its full year 2024 outlook provided on February 29, 2024. The Company expects full year 2024 adjusted diluted earnings per share(2) to be between $1.95 to $2.15 per share.
"As we begin the second quarter, we anticipate a continued gradual recovery in the consumer goods and industrial markets served by TriMas' Packaging group. We also expect that demand in the aerospace and defense end market will continue to remain robust through 2024. The anticipated better than originally planned performance within our TriMas Packaging and TriMas Aerospace groups is expected to overcome any softer demand within the Specialty Products businesses for the year," commented Amato.
The above outlook includes the impact of all announced acquisitions. As previously communicated, effective as of the first quarter of 2024, the Company is adding back non-cash compensation expense to its adjusted diluted earnings per share calculation. The outlook provided assumes no detrimental impact related to input costs or end market demand associated with escalating global conflicts. All of the above amounts considered as 2024 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)

Conference Call Information
TriMas will host its first quarter 2024 earnings conference call today, Tuesday, April 30, 2024, at 10 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada), and ask to be connected to the TriMas Corporation first quarter 2024 earnings conference call. The conference call will also be simultaneously webcast via the TriMas website at www.trimas.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13745821, beginning April 30, 2024, at 3:00 p.m. ET through May 14, 2024, at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; competitive factors; market demand; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations, including, but not limited to, risks relating to tensions between the United States and China; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance (“ESG”) goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises, the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; our ability to successfully complete the sale of our Arrow Engine business; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimas.com under the “Investors” section.

(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2)     The Company defines adjusted net income (and on a per diluted share basis, adjusted diluted earnings per share) as net income (per GAAP), plus or minus the after-tax impact of Special Items(1), plus the after-tax impacts of non-cash acquisition-related intangible asset amortization and non-cash compensation expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense and non-cash compensation expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4)     The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,400 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimas.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherry.lauderback@trimas.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	March 31, 2024	December 31, 2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$30,470	$34,890
Receivables, net	162,650	148,030
Inventories	206,260	192,450
Prepaid expenses and other current assets	28,350	22,010
Total current assets	427,730	397,380
Property and equipment, net	332,090	329,990
Operating lease right-of-use assets	41,690	43,220
Goodwill	361,260	363,770
Other intangibles, net	175,740	181,020
Deferred income taxes	9,880	10,230
Other assets	16,090	16,050
Total assets	$1,364,480	$1,341,660
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$82,250	$91,910
Accrued liabilities	66,510	59,640
Lease liabilities, current portion	8,030	7,900
Total current liabilities	156,790	159,450
Long-term debt, net	424,930	395,660
Lease liabilities	37,950	39,690
Deferred income taxes	26,120	23,290
Other long-term liabilities	45,470	40,620
Total liabilities	691,260	658,710
Total shareholders' equity	673,220	682,950
Total liabilities and shareholders' equity	$1,364,480	$1,341,660

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2024	2023
Net sales	$227,100	$215,460
Cost of sales	(174,390)	(167,770)
Gross profit	52,710	47,690
Selling, general and administrative expenses	(40,270)	(37,700)
Operating profit	12,440	9,990
Other expense, net:
Interest expense	(4,930)	(3,700)
Other income (expense), net	(320)	(70)
Other expense, net	(5,250)	(3,770)
Income before income tax expense	7,190	6,220
Income tax expense	(2,050)	(1,310)
Net income	$5,140	$4,910
Basic earnings per share:
Net income per share	$0.13	$0.12
Weighted average common shares—basic	41,018,049	41,543,625
Diluted earnings per share:
Net income per share	$0.12	$0.12
Weighted average common shares—diluted	41,322,014	41,802,037

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net income	$5,140	$4,910
Adjustments to reconcile net income to net cash provided by (used for) operating activities, net of acquisition impact:
Gain on dispositions of assets	(60)	(10)
Depreciation	9,980	8,760
Amortization of intangible assets	4,210	4,590
Amortization of debt issue costs	240	230
Deferred income taxes	3,410	2,070
Non-cash compensation expense	4,570	2,940
Provision for losses on accounts receivable	770	—
Increase in receivables	(16,190)	(11,850)
Increase in inventories	(14,260)	(1,590)
Decrease in prepaid expenses and other assets	510	1,490
Decrease in accounts payable and accrued liabilities	(3,670)	(2,360)
Other operating activities	1,660	510
Net cash provided by (used for) operating activities, net of acquisition impact	(3,690)	9,690
Cash Flows from Investing Activities:
Capital expenditures	(13,250)	(14,790)
Acquisition of businesses, net of cash acquired	—	(37,790)
Net proceeds from disposition of property and equipment	110	10
Net cash used for investing activities	(13,140)	(52,570)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	68,890	10,840
Repayments of borrowings on revolving credit facilities	(39,820)	(10,840)
Payments to purchase common stock	(13,320)	(10,400)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(1,560)	(2,310)
Dividends paid	(1,660)	(1,660)
Other financing activities	(120)	(2,950)
Net cash provided by (used for) financing activities	12,410	(17,320)
Cash and Cash Equivalents:
Decrease for the period	(4,420)	(60,200)
At beginning of period	34,890	112,090
At end of period	$30,470	$51,890
Supplemental disclosure of cash flow information:
Cash paid for interest	$490	$210
Cash paid for taxes	$1,000	$1,780

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2024	2023
Packaging
Net sales	$127,020	$116,220
Operating profit	$17,110	$14,390
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	400
Business restructuring and severance costs	910	450
Adjusted operating profit	$18,020	$15,240

Aerospace
Net sales	$67,340	$49,990
Operating profit	$7,130	$1,430

Specialty Products
Net sales	$32,740	$49,250
Operating profit	$2,610	$9,750

Corporate Expenses
Operating loss	$(14,410)	$(15,580)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	1,210	1,200
ERP implementation costs	1,010	—
Business restructuring and severance costs	680	3,480
Adjusted operating loss	$(11,510)	$(10,900)

Total Company
Net sales	$227,100	$215,460
Operating profit	$12,440	$9,990
Total Special Items to consider in evaluating operating profit	3,810	5,530
Adjusted operating profit	$16,250	$15,520

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2024	2023
Net income, as reported	$5,140	$4,910
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	1,590	3,930
Purchase accounting costs	—	400
M&A diligence and transaction costs	1,210	1,200
ERP Implementation costs	1,010	—
Derivative charge	290	—
Amortization of acquisition-related intangible assets	4,210	4,590
Non-cash compensation expense	4,570	2,940
Income tax effect of net income adjustments(1)	(2,910)	(3,330)
Adjusted net income	$15,110	$14,640

	Three months ended March 31,
	2024	2023
Diluted earnings per share, as reported	$0.12	$0.12
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.04	0.09
Purchase accounting costs	—	0.01
M&A diligence and transaction costs	0.03	0.03
ERP Implementation costs	0.03	—
Derivative charge	0.01	—
Amortization of acquisition-related intangible assets	0.10	0.11
Non-cash compensation expense	0.11	0.07
Income tax effect of net income adjustments(1)	(0.07)	(0.08)
Adjusted diluted EPS	$0.37	$0.35
Weighted-average shares outstanding	41,322,014	41,802,037
(1) Income tax effect of net income adjustments is calculated on an item-by-item basis, utilizing the statutory income tax rate in the jurisdiction where the adjustments occurred. For the three month periods ended March 31, 2024 and 2023, the income tax effect on the cumulative net income adjustments varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2024			2023
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by (used for) operating activities	$(3,690)	$2,770	$(920)	$9,690	$2,030	$11,720
Less: Capital expenditures	(13,250)	—	(13,250)	(14,790)	—	(14,790)
Free Cash Flow	$(16,940)	$2,770	$(14,170)	$(5,100)	$2,030	$(3,070)

	March 31, 2024	December 31, 2023	March 31, 2023
Long-term debt, net	$424,930	$395,660	$394,960
Less: Cash and cash equivalents	30,470	34,890	51,890
Net Debt	$394,460	$360,770	$343,070

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2024
	Low	High
Diluted earnings per share (GAAP)	$1.40	$1.60
Pre-tax amortization of acquisition-related intangible assets(1)	0.41	0.41
Income tax benefit on amortization of acquisition-related intangible assets	(0.11)	(0.11)
Pre-tax non-cash compensation expense	0.24	0.24
Income tax benefit on non-cash compensation expense	(0.06)	(0.06)
Impact of Special Items(2)	0.07	0.07
Adjusted diluted earnings per share	$1.95	$2.15
(1) These amounts relate to acquisitions completed as of April 30, 2024. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.